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Exhibit 11.1
                            Statement RE Computation
                             of Per Share Earnings





Statement Regarding Computation of                      Three months                       Six months
   Per Share Earnings                                   ended June 30,                    ended June 30,
- ---------------------------------------               -----------------                   --------------
                                                      1995         1994              1995              1994
Earnings per share:
   Weighted average shares outstanding           1,407,688       1,407,688         1,407,688        1,407,688
   Net income per share                               $.27            $.30              $.52             $.52

Primary earnings per share:
   Weighted average shares outstanding           1,407,688       1,407,688         1,407,688        1,407,688
   Dilutive warrants                               473,000              --           473,000               --
   Dilutive stock options                           42,425              --            42,425               --
   Repurchased under treasury stock
     method(1)                                    (281,538)             --          (281,538)              --
                                                 ---------       ---------         ---------        ---------
                                                 1,641,575       1,407,688         1,641,575        1,407,688


   Net income                                   $  374,000      $  322,000        $  737,000       $  739,000
   Imputed interest income under the
      treasury stock method (net of tax)            22,347              --            46,588               --
   Net income per share                               $.24            $.30              $.48             $.52



   (1) Dilutive warrants and options calculated up to respective 20% of total shares outstanding


   There are no fully diluted earnings per share due to average price per share which would cause such options and warrants to be anti-dilutive.




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